NEWS RELEASE

The Hartford Announces Third Quarter 2020 Financial Results

•Third quarter 2020 net income available to common stockholders of $453 million ($1.26 per diluted share) decreased 14% from third quarter 2019, and core earnings* of $527 million (core earnings per diluted share* of $1.46) declined 4% from third quarter 2019
•Net income ROE for the trailing 12-month period ended Sept. 30, 2020, was 10.4% and core earnings ROE* for the same period was 12.3%
•Book value per diluted share was $48.47; book value per diluted share excluding accumulated other comprehensive income (AOCI) rose 5% to $46.09 since Dec. 31, 2019

•Incurred losses from COVID-19 were $72 million, before tax, comprised of Property and Casualty (P&C) losses of $37 million and Group Benefits losses of $35 million

•Catastrophe (CAT) losses in third quarter 2020 were $229 million, before tax, or a 7.6 point P&C combined ratio impact, compared to $106 million, before tax, or a 3.5 point combined ratio impact in third quarter 2019

•P&C combined ratio of 95.7 compared with 95.5 in third quarter 2019; underlying combined ratio* of 90.6 improved 3.0 points from third quarter 2019 and included a 1.2 point combined ratio impact from COVID-19 incurred losses

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., Oct. 29, 2020 – The Hartford (NYSE: HIG) today announced financial results for the third quarter ended Sept. 30, 2020.

“Third quarter core earnings of $527 million or $1.46 per diluted share and a 12-month core earnings ROE of 12.3 percent reflect improving underlying margins across our businesses and solid investment returns. These results demonstrate the strength of our underlying business in the face of challenges posed by the global pandemic and unusually high industry catastrophes in the third quarter” said The Hartford’s Chairman and CEO Christopher Swift.

The Hartford's President, Doug Elliot, said, “Third quarter results demonstrate strong business execution. Accelerating levels of economic activity contributed to an improving top-line and pricing remained strong in the quarter. Excluding workers’ compensation, renewal written pricing across our combined standard commercial and U.S. Global Specialty lines was approximately 11 percent. I am especially pleased with underlying margin expansion in both our Commercial and Personal Lines businesses.”

Swift added, “Investments in recent years in the digital transformation of our platform have enabled us to support our customers and distribution partners, while navigating the challenges the pandemic has brought to our daily lives. We entered this crisis with strong business fundamentals and are well positioned to continue to effectively manage through these unprecedented times. As always, the enterprise remains focused on building greater value for all our stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2020	Sep 30 2019	Change[1]
Net income available to common stockholders	$453	$524	(14)%
Net income available to common stockholders per diluted share[2]	$1.26	$1.43	(12)%

Core earnings	$527	$548	(4)%
Core earnings per diluted share	$1.46	$1.50	(3)%

Book value per diluted share	$48.47	$43.13	12%
Book value per diluted share (ex. AOCI)*	$46.09	$42.55	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	10.4%	12.0%	(1.6)
Core earnings ROE[3], last 12-months	12.3%	12.3%	—
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Third quarter 2020 net income available to common stockholders was $453 million, or $1.26 per diluted share, down 14% from third quarter 2019 while core earnings of $527 million, or $1.46 per diluted share, declined 4% from third quarter 2019. Contributing to the decrease in net income were $87 million of restructuring costs, before tax, in third quarter 2020 and an $83 million reduction in net realized capital gains, before tax, partially offset by a $90 million loss on extinguishment of debt, before tax, in third quarter 2019. Net realized capital gains in third quarter 2020 included a $51 million, before tax, loss on the sale of the company’s continental Europe operations.

Core earnings decreased $21 million, primarily due to a $123 million, before tax, increase in catastrophe losses and a $35 million, before tax, change from income to loss on the company’s retained equity interest in Talcott Resolution, partially offset by an $89 million, before tax, increase in P&C underlying underwriting results and a $28 million, before tax, increase in net favorable P&C prior accident year development.

Underlying business margins in P&C, which included $37 million, before tax, of COVID-19 losses in third quarter 2020, expanded, with underlying combined ratio improvement in Small Commercial, Middle & Large Commercial, and Personal Lines, while the underlying margin for Global Specialty decreased largely due to COVID-19 and ocean marine losses. Net income margin for the Group Benefits business declined 1.6 points, though it increased by 0.3 points when excluding the impacts of $35 million, before tax, in COVID-19 claims.

•P&C underwriting gain of $131 million was down 4% from third quarter 2019. An increase in current accident year (CAY) CATs of $123 million, before tax, and COVID-19 losses of $37 million, before tax, net of lower non-COVID-19 workers' compensation claim frequency, was partially offset by lower personal auto claim frequency, an increase in net favorable prior year development, lower non-catastrophe property losses unrelated to COVID-19 and lower underwriting expenses
•Group Benefits core earnings were down $25 million compared to third quarter 2019 due to $35 million, before tax, of incurred losses related to COVID-19 in group life and short-term disability, partially offset by lower insurance operating costs and other expenses
•Net investment income was $492 million in the quarter, slightly higher than the prior year, as higher limited partnership income was offset by reinvesting fixed maturities at lower rates and earning lower yields on floating rate investments

Sept. 30, 2020, book value per diluted share of $48.47 rose 11% from $43.85 at Dec. 31, 2019, principally due to an increase in net unrealized gains on investments within AOCI and net income in excess of common stockholder dividends.

Book value per diluted share (excluding AOCI) of $46.09 as of Sept. 30, 2020, increased 5% from $43.71 at Dec. 31, 2019, primarily due to net income in excess of common stockholder dividends.

The net income available to common stockholder ROE (net income ROE) was 10.4% at Sept. 30, 2020, decreasing from 12.0% for the twelve months ended Sept. 30, 2019 due to an increase in average stockholders' equity. The core earnings ROE at Sept. 30, 2020 was 12.3%, flat with the 12.3% recognized in the same period of 2019 as an increase in twelve-month trailing core earnings was offset by the effect of an increase in average stockholders' equity.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change
Net income	$323	$336	(4)%
Core earnings	$349	$303	15%
Written premiums	$2,199	$2,235	(2)%
Underwriting gain*	$92	$82	12%
Underlying underwriting gain*	$142	$137	4%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	60.7	59.4	1.3
Current accident year catastrophes	4.8	3.3	1.5
Prior accident year development (PYD)	(2.5)	(0.8)	(1.7)
Expenses	32.7	34.0	(1.3)
Policyholder dividends	0.4	0.5	(0.1)
Combined ratio	95.9	96.4	(0.5)
Impact of catastrophes and PYD on combined ratio	(2.3)	(2.5)	0.2
Underlying combined ratio*	93.7	93.9	(0.2)

Third quarter 2020 net income of $323 million declined from $336 million in third quarter 2019 principally due to a change from net realized capital gains in 2019 to net realized capital losses in 2020, offset by higher net investment income and a higher underwriting gain. The higher underwriting gain was driven by an increase in net favorable prior accident year development and lower underwriting expenses, largely offset by higher CAY losses, including higher CATs and COVID-19 incurred losses.

COVID-19 incurred losses of $37 million, before tax, in the quarter included $17 million of losses in workers' compensation, net of favorable frequency on other workers' compensation claims, and $20 million of losses in financial and other lines. By comparison, COVID-19 incurred losses in second quarter 2020 were $213 million, before tax, including $141 million for crisis management and performance disruption property claims, $35 million for workers’ compensation, net of favorable frequency on other workers' compensation claims, and $37 million in financial and other lines.

Third quarter 2020 written premiums of $2.2 billion decreased 2% from third quarter 2019, driven by the economic impacts of COVID-19, including lower new business across most lines as well as the impact of a declining exposure base on workers' compensation premiums, partially offset by continued written pricing increases in all lines except workers' compensation. Third quarter policy and premium retention were down sequentially due to resumption of policy cancellations for non-payment of premium in the third quarter.

•Small Commercial written premium declined by 1% driven primarily by lower new business premium, policy cancellations and endorsements reducing premiums, with a decrease in workers' compensation premium partially offset by growth in package business

•Middle & Large Commercial written premium decreased by 2% driven by lower new business and premium retention across all lines primarily driven by declines in general industries, led by workers’ compensation, as well as in industry verticals and national accounts, partially offset by growth in specialty and commercial excess lines
•Global Specialty written premium decreased by 2% due to a decline in international and bond business, partially offset by growth in wholesale and professional liability

Combined ratio was 95.9 in third quarter 2020, 0.5 points lower than 96.4 in third quarter 2019 including a 1.7 point increase in net favorable PYD offset by a 1.5 point increase in CAY CATs. Underlying combined ratio of 93.7 decreased 0.2 points from third quarter 2019 primarily due to lower non-CAT property losses and lower underwriting expenses, partially offset by COVID-19 incurred losses of $37 million, before tax, and a few large international marine losses.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change
Net income	$79	$94	(16)%
Core earnings	$77	$87	(11)%
Written premiums	$781	$822	(5)%
Underwriting gain	$52	$58	(10)%
Underlying underwriting gain	$145	$62	134%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.0	66.1	(10.1)
Current accident year catastrophes	15.7	4.0	11.7
Prior accident year development (PYD)	(3.7)	(3.5)	(0.2)
Expenses	25.4	26.2	(0.8)
Combined ratio	93.3	92.8	0.5
Impact of catastrophes and PYD on combined ratio	(12.0)	(0.5)	(11.5)
Underlying combined ratio	81.4	92.3	(10.9)

Net income of $79 million in third quarter 2020 was $15 million lower than third quarter 2019, while core earnings of $77 million declined by $10 million. Favorable auto frequency, lower non-CAT losses in homeowners and lower underwriting expenses were more than offset by higher CAY CAT losses, lower net investment income, and contributing to the decrease in net income, lower net realized capital gains.

Written premiums of $781 million were down 5% from third quarter 2019, with decreases in AARP Direct and both Agency channels. Written premiums for both automobile and homeowners declined as the amount of non-renewed premium exceeded new business. In auto, contributing to the written premium decline in third quarter 2020 was the resumption of non-payment policy cancellations after a suspension of policy cancellations in second quarter 2020 due to extending the time policyholders had to pay their premium. New business premium of $71 million decreased 10% with decreases in auto and homeowners of 5% and 24%, respectively.

Combined ratio of 93.3 in third quarter 2020 was 0.5 points higher than third quarter 2019 due to an increase in CAY CATs, largely offset by favorable auto frequency. Underlying combined ratio of 81.4 was 10.9 points better than third quarter 2019 principally due to lower auto claim frequency as a result of fewer miles driven, lower non-CAT property weather losses in homeowners, and lower underwriting expenses.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change
Net income	$119	$146	(18)%
Core earnings	$116	$141	(18)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,316	$1,337	(2)%
Loss ratio	73.8%	71.1%	2.7
Expense ratio	24.3%	24.9%	(0.6)
Net income margin	8.0%	9.6%	(1.6)
Core earnings margin*	7.9%	9.4%	(1.5)

Net income and core earnings were $119 million and $116 million, respectively, decreasing 18% from third quarter 2019, largely driven by $35 million, before tax, of incurred losses related to COVID-19 in group life and disability, partially offset by lower insurance operating costs and other expenses.

Fully insured ongoing premiums were down 2%, compared to third quarter 2019, primarily due to lower insured exposure on in-force policies, partially offset by higher voluntary product premiums.

Loss ratio of 73.8% increased 2.7 points from third quarter 2019 with increases in both group life and group disability:
•Total disability loss ratio of 65.3% deteriorated 0.9 points compared to third quarter 2019, which included favorable updates to long-term disability claim recovery reserve assumptions, representing 2.7 points. Third quarter 2020 included short-term disability COVID-19 losses of $7 million, or 1.0 point, more than offset by strong claim recoveries on prior incurral years and lower claim incidence for the current incurral year
•Total group life loss ratio increased 6.7 points, primarily due to COVID-19 incurred losses of $28 million, before tax, or 4.7 points, and an increase in reserves for late reported prior incurral year group life claims, partly offset by lower non-COVID-19 group life mortality in the current incurral year

Expense ratio of 24.3% was 0.6 points lower than third quarter 2019, primarily driven by a decrease in the bad debt allowance on premiums receivable due to favorable collection experience relative to prior expectations.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change
Net income	$44	$40	10%
Core earnings	$40	$39	3%
Daily average Hartford Funds AUM	$122,528	$119,738	2%
Mutual Funds and exchange-traded products (ETP) net flows	$(1,266)	$(800)	(58)%
Total Hartford Funds assets under management (AUM)	$123,710	$119,981	3%

Net income of $44 million was up $4 million compared with third quarter 2019, primarily due to an increase in net realized capital gains due to mark-to-market gains on company assets invested in certain Hartford funds and lower operating costs and other expenses, largely offset by a decrease in fee income. Core earnings were up $1 million, or 3%, as lower variable operating expenses were offset by a decrease in fee income. The decrease in fee income was principally driven by a continued shift to lower fee generating funds, partially offset by higher daily average Hartford Funds AUM.

Daily average AUM of $123 billion in third quarter 2020 was up 2% from third quarter 2019 driven by increases in market values, partially offset by net outflows.

Mutual fund and ETP net outflows totaled $1.3 billion in third quarter 2020, compared with net outflows of $800 million in third quarter 2019.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change
Net loss	$(108)	$(99)	(9)%
Core loss	$(57)	$(37)	(54)%
Other revenue (loss)	$(21)	$24	NM
Net investment income, before tax	$3	$10	(70)%
Interest and preferred dividend expense, before tax	$64	$78	(18)%

Net loss of $108 million in third quarter 2020 compared with a net loss of $99 million in third quarter 2019, with the net loss in third quarter 2020 including planned restructuring costs of $87 million, before tax, related to Hartford Next and the third quarter 2019 net loss including a $90 million, before tax, loss on extinguishment of debt. Third quarter 2020 core loss of $57 million increased $20 million compared with third quarter 2019 mostly due to a change from income to loss from the company's retained equity interest in Talcott Resolution recognized within other revenues, and a decrease in net investment income, partially offset by a decrease in interest expense.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2020	Sep 30 2019	Change

Net investment income, before tax	$492	$490	0%
Annualized investment yield, before tax	3.8%	4.0%	(0.2)
Annualized investment yield, before tax, excluding LPs*	3.3%	3.6%	(0.3)
Annualized LP yield, before tax	18.3%	15.3%	3.0
Annualized investment yield, after tax	3.2%	3.3%	(0.1)

Third quarter 2020 consolidated net investment income of $492 million was slightly higher than third quarter 2019 as higher income from limited partnerships and other alternative investments was offset by lower income from fixed maturities. Income from fixed maturities declined as a result of reinvesting at lower rates and lower yields on floating rate investments, partially offset by higher asset levels and income from non-routine income items, which primarily included make-whole payments.

Income from LPs was $83 million, before tax, in third quarter 2020, increasing from $65 million, before tax, in third quarter 2019, driven by improved performance of certain equity and credit funds. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.

Total invested assets of $55 billion increased 3% from Dec. 31, 2019, with increases in fixed maturities and short term investments, partially offset by a decrease in equity securities largely due to the sale of equity securities during March and April. Fixed maturities increased, primarily due to net additions of corporate securities and an increase in valuations as a result of a decline in interest rates, partially offset by wider credit spreads. Short-term investments increased due to actions taken in the first half of the year to increase liquidity, primarily by reinvesting principal and interest, as well as proceeds from sales, into short-term instruments.

CONFERENCE CALL
The Hartford will discuss its third quarter 2020 financial results on a webcast at 9 a.m. EDT on Friday, Oct. 30, 2020. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2020, and the Third Quarter 2020 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate		Consolidated
Earned premiums	$2,251	$779	$—	$1,317	$—	$—		$4,347
Fee income	8	8	—	44	250	13		323
Net investment income	316	41	14	117	1	3		492
Other revenues	1	23	—	—	—	(21)		3
Net realized capital gains (losses)	(26)	3	2	9	5	13		6
Total revenues	2,550	854	16	1,487	256	8		5,171
Benefits, losses, and loss adjustment expenses	1,416	529	11	1,005	—	1		2,962
Amortization of DAC	344	60	—	13	4	—		421
Insurance operating costs and other expenses	407	166	2	312	197	9		1,093
Restructuring and other costs	—	—	—	—	—	87		87
Interest expense	—	—	—	—	—	58		58
Amortization of other intangible assets	8	—	—	10	—	—		18
Total benefits, losses and expenses	2,175	755	13	1,340	201	155		4,639
Income (loss) before income taxes	375	99	3	147	55	(147)		532
Income tax expense (benefit)	52	20	1	28	11	(39)		73
Net income (loss)	323	79	2	119	44	(108)		459
Preferred stock dividends	—	—	—	—	—	6		6
Net income (loss) available to common stockholders	323	79	2	119	44	(114)		453
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains (losses), excluded from core earnings, before tax	25	(3)	(2)	(9)	(5)	(12)		(6)
Restructuring and other costs	—	—	—	—	—	87		87
Change in deferred gain on retroactive reinsurance, before tax	14	—	—	—	—	—	—	14
Integration and transaction costs associated with an acquired business, before tax	9	—	—	5	—	—		14
Income tax expense (benefit)	(22)	1	2	1	1	(18)		(35)
Core earnings (losses)	$349	$77	$2	$116	$40	$(57)		$527

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,250	$803	$—	$1,337	$—	$4	$4,394
Fee income	8	9	—	45	254	14	330
Net investment income	291	46	21	121	1	10	490
Other revenues	1	23	—	—	—	20	44
Net realized capital gains	60	9	4	14	1	1	89
Total revenues	2,610	890	25	1,517	256	49	5,347
Benefits, losses, and loss adjustment expenses	1,391	535	—	983	—	5	2,914
Amortization of DAC	356	64	—	14	3	—	437
Insurance operating costs and other expenses	441	173	3	329	202	19	1,167
Loss on extinguishment of debt	—	—	—	—	—	90	90
Loss on reinsurance transaction	—	—	—	—	—	—	—
Interest expense	—	—	—	—	—	67	67
Amortization of other intangible assets	7	1	—	10	—	1	19
Total benefits, losses and expenses	2,195	773	3	1,336	205	182	4,694
Income (loss) before income taxes	415	117	22	181	51	(133)	653
Income tax expense (benefit)	79	23	4	35	11	(34)	118
Income (loss) from continuing operations, net of tax	336	94	18	146	40	(99)	535
Net income (loss)	336	94	18	146	40	(99)	535
Preferred stock dividends	—	—	—	—	—	11	11
Net income (loss) available to common stockholders	336	94	18	146	40	(110)	524
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains (losses), excluded from core earnings, before tax	(59)	(9)	(4)	(15)	(1)	—	(88)
Loss on extinguishment of debt, before tax	—	—	—	—	—	90	90
Integration and transaction costs, before tax	19	—	—	9	—	1	29
Income tax expense (benefit)	7	2	1	1	—	(18)	(7)
Core earnings (losses)	$303	$87	$15	$141	$39	$(37)	$548

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2020, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Sept 30 2020	Sept 30 2019	Sept 30 2020	Sept 30 2019	Sept 30 2020	Sept 30 2019
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.8%	4.0%	3.9%	4.0%	4.1%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.5)%	(0.4)%	(0.6)%	(0.4)%	(0.3)%	(0.4)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.3%	3.6%	3.3%	3.6%	3.8%	3.8%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Sept 30 2020	Dec 31 2019	Change
Book value per diluted share	$48.47	$43.85	11%
Per diluted share impact of AOCI	$(2.38)	$(0.14)	NM
Book value per diluted share (excluding AOCI)	$46.09	$43.71	5%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended September 30, 2020 and 2019, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2020.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended September 30, 2020 and 2019, is set forth below.

	Three Months Ended
Margin	Sept 30 2020	Sept 30 2019	Change
Net income margin	8.0%	9.6%	(1.6)
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(0.6)%	(0.9)%	0.3
Integration and transaction costs associated with acquired business, before tax	0.3%	0.6%	(0.3)
Income tax benefit	0.2%	0.1%	0.1
Core earnings margin	7.9%	9.4%	(1.5)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended September 30, 2020 and 2019 is provided in the table below.

	Three Months Ended
	Sept 30 2020	Sept 30 2019	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.26	$1.43	(12)%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.02)	(0.24)	92%
Restructuring and other costs, before tax	0.24	—	100%
Loss on extinguishment of debt, before tax	—	0.25	(100)%
Integration and transaction costs associated with an acquired business, before tax	0.04	0.08	(50)%
Change in deferred gain on retroactive reinsurance, before tax	0.04	—	NM
Income tax expense (benefit) on items excluded from core earnings	(0.10)	(0.02)	NM
Core earnings per diluted share	$1.46	$1.50	(3)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sept 30 2020	Sept 30 2019
Net income (loss) available to common stockholders ROE	10.4%	12.0%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	0.3	(1.1)
Restructuring and other costs, before tax	0.5	—
Loss on extinguishment of debt, before tax	—	0.6
Loss on reinsurance transactions, before tax	—	0.6
Integration and transaction costs associated with an acquired business, before tax	0.4	0.6
Changes in loss reserves upon acquisition of a business, before tax	—	0.7
Change in deferred gain on retroactive reinsurance, before tax	0.7	—
Income tax expense (benefit) on items not included in core earnings	(0.4)	(0.7)
Impact of AOCI, excluded from core earnings ROE	0.4	(0.4)
Core earnings ROE	12.3%	12.3%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Sept 30 2020	Sept 30 2019	Sept 30 2020	Sept 30 2019	Sept 30 2020	Sept 30 2019
	Consolidated		P&C		Group Benefits
Total net investment income	$492	$490	$371	$358	$117	$121
Loss (income) from limited partnerships and other alternative assets	(83)	(65)	(72)	(52)	(11)	(13)
Net investment income excluding limited partnerships and other alternative investments	$409	$425	$299	$306	$106	$108

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended September 30, 2020 and 2019, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended September 30, 2020 and 2019, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Sept 30 2020	Sept 30 2019
Net income	$323	$336
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(1)	(2)
Net investment income	(316)	(291)
Net realized capital gains	26	(60)
Other expense (income)	8	20
Income tax expense	52	79
Underwriting gain	92	82
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	107	74
Prior accident year development	(57)	(19)
Underlying underwriting gain	$142	$137

PERSONAL LINES

	Three Months Ended
	Sept 30 2020	Sept 30 2019
Net income	$79	$94
Adjustments to reconcile net income to underwriting gain
Net servicing income	(5)	(4)
Net investment income	(41)	(46)
Net realized capital losses (gains)	(3)	(9)
Other expense	2	—
Income tax expense (benefit)	20	23
Underwriting gain	52	58
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	122	32
Prior accident year development	(29)	(28)
Underlying underwriting gain	$145	$62

PROPERTY & CASUALTY

	Three Months Ended
	Sept 30 2020	Sept 30 2019
Net income	$404	$448
Adjustments to reconcile net income to underwriting gain
Net investment income	(371)	(358)
Net realized capital losses (gains)	21	(73)
Net servicing and other expense	4	14
Income tax expense (benefit)	73	106
Underwriting gain	131	137
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	229	106
Prior accident year development	(75)	(47)
Underlying underwriting gain	$285	$196

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations, depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in Part I, Item 1A, Risk Factors in The Hartford’s 2019 Form 10-K Annual Report, as amended in Part II Item 1A in its Form 10-Q Quarterly Reports; and those identified from time to time in our other filings with the Securities and Exchange Commission.
Risks relating to the pandemic caused by the spread of novel strain of coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”) including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility;the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of the filing of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.